Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT
This SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made and entered into by and between Thomas Jasper (“Jasper”) and TCF National Bank (“TCF”).
WHEREAS, Jasper served as TCF’s Vice Chairman, Chief Operating Officer;
WHEREAS, Jasper’s employment as TCF’s Vice Chairman, Chief Operating Officer terminated effective as of the close of business on February 1, 2019;
WHEREAS, Jasper and TCF wish to fully and finally settle all issues, differences, and claims, whether potential or actual, between Jasper and TCF, including, but not limited to, any claims that might arise out of Jasper’s employment with TCF or the termination of Jasper’s employment from TCF;
WHEREAS, based on the foregoing, TCF and Jasper desire to enter into this Agreement to effect the termination of Jasper’s employment with TCF on the terms and conditions set forth herein.
NOW, THEREFORE, the parties agree as follows:
1.Separation. Except as provided in this Agreement, all benefits and privileges of Jasper’s employment with TCF ended as close of business on February 1, 2019.
2.Consideration. As consideration for Jasper’s promises and obligations under this Agreement, TCF will provide Jasper with the following benefits to which Jasper is not otherwise entitled, provided Jasper signs and does not revoke or rescind this Agreement as described in Section 5.
a.Separation Pay. As consideration for Jasper’s release of claims described below, TCF agrees to pay Jasper $1,399,592.00, less deductions and withholdings for state and federal taxes in one (1) lump sum on the first payday following the expiration of the rescission period described below;
b.2018 MIP Payment. As payment in satisfaction of amounts due Jasper for past performance pursuant to the 2018 Management Incentive Plan - Executive Awards (the “2018 MIP” TCF agrees to pay Jasper $840,000.00, less deductions and withholdings for state and federal taxes in one (1) lump sum on the first payday following the expiration of the rescission period described below; and
c.Change in Control Pay. In the event that a transaction or series of transactions that constitutes a Change in Control shall have been approved by TCF stockholders, and shall subsequent to that date be consummated prior to January 30, 2020, TCF shall make an additional payment to Jasper in the amount of $1,530,608.00 within ten (10) business days following the consummation of the Change in Control. For purposes of this Section, the term “Change in Control” shall mean any transaction or event (i) which would be deemed a Change in Control as such term is defined in the TCF FINANCIAL 2015 OMNIBUS INCENTIVE PLAN; or (ii) which results pursuant to agreement or otherwise in equity awards of TCF outstanding generally being treated as though a Change in Control has taken place.
d.Deferred Compensation, Pension, 401(k) and SERP. Jasper shall receive all benefits pursuant to his Deferred Compensation account, Pension Plan account, and all payouts per the TCF 401(k) and SERP Plans in accordance with Jasper’s applicable elections.
3.Mutual Release of Claims. As an inducement to TCF to enter into this Agreement and in exchange for the consideration provided for in this Agreement, Jasper hereby settles any and all claims that he has or may have against TCF and its predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, employees, agents, assigns, insurers, representatives, counsel, administrators, successors, shareholders, and/or directors (the “Released Parties”) as a result of TCF’s hiring of Jasper, Jasper’s employment with TCF, the cessation of Jasper’s employment with TCF, or any act, occurrence, or omission occurring prior to the date of this Agreement, except as otherwise provided herein.

For the consideration expressed herein, Jasper, on behalf of himself and his heirs, successors, representatives, and assigns, hereby release and discharge the Released Parties from any and all claims, causes of action, liabilities, damages, and right to relief of any kind that Jasper has or ever had against the Released Parties, known or unknown, by reason of any matter or fact giving rise to this Agreement. Jasper’s release of claims is intended to extend to and includes, among other things, claims of any kind arising under or based upon that certain Change in Control Severance Agreement entered into between Jasper and TCF dated as of March 1, 2018, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employment Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Minnesota Human Rights Act; the Women’s Economic Security Act; the Minnesota Equal Pay for Equal Work Law, Minn. Stat. §§ 181.66-181.71; Minn. § 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; Minn. Stat. §§ 181.940-181.944; Minn. Stat. §§ 181.950-181.957; Minn. Stat. §§ 181.961-181.966, and any other federal, state, or local law, rule, or regulation prohibiting employment discrimination or otherwise relating to employment; and any claims based upon any other theory, whether legal or equitable, arising from or related to any matter or fact arising out the events giving rise to this Agreement.
Jasper also agrees and understands that except as otherwise provided for herein, he is giving up any and all other claims, whether grounded in contract or tort theories, including but not limited to: wrongful discharge; breach of contract (including any claims for unpaid compensation); tortious interference with contractual relations; promissory estoppel; detrimental reliance; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; and claims for punitive damages or attorneys’ fees or any other theory, whether legal or equitable.
Nothing in this Agreement purports to release or waive claims that may not be released or waived as a matter of law; claims based on events, occurrences, or omissions that occur after the date of the Agreement; or claims related to any already vested benefits under the terms of any of TCF’s benefit plans. Similarly, nothing in this Agreement prevents Jasper from challenging the validity of this agreement or from filing any non-legally waivable claim with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, or comparable state or local agency; however, Jasper agrees and understands that the Agreement waives all claims and rights to monetary or other recovery for any legal claims to the fullest extent permitted by law.

This Release of Claims does not prohibit Jasper from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Nothing in this Agreement requires Jasper to seek prior authorization of TCF to make any such reports or disclosures and Jasper does not need and is not required to notify TCF that he has made any such reports or disclosures. This Agreement is not intended to and does not restrict Jasper from seeking or obtaining an SEC whistleblower award.
Finally, Jasper understands that under the U.S. Defend Trade Secrets Act of 2016, he will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. Jasper hereby represents that he is not aware of any violation of law as outlined in this paragraph.
Similarly, TCF releases and forever discharges Jasper from any and all claims it has or may have against Jasper, known or unknown, foreseen or unforeseen, occurring prior to the date of this Agreement.
4.Consideration Period and Advice to Consult with Counsel. Jasper is hereby informed that the terms of this Agreement shall be open for acceptance and execution by Jasper for a period of twenty-one (21) days from Jasper’s date of receipt, during which time Jasper may consult with an attorney and consider whether to accept this Agreement. Changes to this Agreement, whether material or immaterial, will not restart the running of this twenty-one (21) day acceptance period. During this time, TCF advises and encourages Jasper to consult with an attorney of his choice. To receive the consideration provided for in this Agreement, Jasper must return a signed and dated original copy of this Agreement to: Patty Jones, EVP and Chief Human Capital Officer, TCF National Bank, 1405 Xenium Lane, Plymouth, MN 55441.
5.Right to Revoke and Rescind. Jasper is hereby informed of his right to revoke this Agreement as far as it extends to potential claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §§ 621 et seq. by written notice to TCF within seven (7) calendar days following Jasper’s execution of this Agreement. Jasper is also informed of his right to rescind his release of claims, insofar as it extends to potential claims under the Minnesota Human Rights Act (“MHRA”), by informing TCF of Jasper’s intent to do so within fifteen (15) calendar days following his signing of this Agreement. Any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day of the applicable revocation or rescission period to the representative identified in paragraph 4.

If Jasper exercises his right to revoke or rescind his release of claims under the MHRA or ADEA, TCF may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of the release of claims that Jasper has revoked or rescinded. Jasper agrees and understands that if TCF chooses to nullify the Agreement in its entirety, TCF will have no obligations under this Agreement.
6.Confidentiality. Jasper and his legal counsel agree not to disclose any of the negotiations leading to the making of this Agreement, to any other person or entity, other than Jasper’s spouse, parents, attorneys, accountants, or tax advisors. Notwithstanding this Section, nothing in this Agreement prevents Jasper from participating in any investigation or proceeding conducted by the EEOC, NLRB, or comparable state or local agency.

7.Continuation of Benefits. TCF shall arrange to provide Jasper and his dependents life, disability, accident and health insurance benefits substantially similar to that provided to Jasper just prior to his separation date at a cost as if Jasper were an active employee. Such coverage shall continue until August 31, 2020, or when Jasper is able to secure similar coverage with another employer, whichever comes first.
8.Legal Fees and Tax Services. TCF shall pay for Jasper’s legal fees incurred in the review of this Agreement, such cost not to exceed $20,000. TCF may be billed directly for these services by counsel of Jasper’s choosing. TCF shall pay Jasper’s tax planning and return preparation fees for tax years 2018 and 2019.
9.Claims Warranties. Jasper represents and warrants that he is not aware of any facts that would establish, tend to establish or in any way support an allegation that any member of TCF has engaged in conduct that Jasper believes could violate (1) any provision of federal law relating to fraud (including but not limited to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and/or any state or local counterpart); (2) any rule or regulation of the SEC; (3) the federal False Claims Act and/or any state or local or municipal qui tam counterpart (which prohibit the presentation by TCF or any affiliate of false claims and statements or the creation of false records or statements in order to obtain payment of federal, state, county or municipal funds, or to avoid refunds of such government funds); and (4) any other federal, state or local law.
10.Representations and Warranties Regarding the FMLA and FLSA. Jasper represents and warrants that he is not aware of any facts or circumstances that might justify a claim against the Released Parties for any violation of the Family and Medical Leave Act (“FMLA”) or the Fair Labor Standards Act (“FLSA”) or comparable state statutes. Jasper further represents and warrants that he has received any and all wages and/or commissions for work performed and any and all FMLA leave to which Jasper may have been entitled.
11.Non-Solicitation and Non-Competition Covenant. During the period commencing on the Separation Date and terminating on December 1, 2019 (the “Restricted Period”), Jasper shall not (i) solicit, attempt to hire, or encourage any current employees of TCF to terminate their employment with TCF, or (ii) directly or indirectly (whether for compensation or without compensation), as principal, agent, owner, partner, employee, consultant, shareholder, member, manager or officer, as the case may be, or otherwise howsoever, own, operate, be engaged in or connected with the operation of or have any financial interest in or advance, lend money to, guarantee the debts or obligations of or permit his name or part thereof to be used or employed in any operation, whether a proprietorship, partnership, joint venture, company or other entity, legal or otherwise, whatsoever, or otherwise carry on or engage in any activity or business similar to TCF’s business or be connected or involved in any manner whatsoever in any activity or business competing with TCF’s business in whole or in part, or in any business activity TCF was actively contemplating or preparing for as of the date hereof, in any state of the United States in which TCF conducts a similar type of activity or business, or, if the TCF business activity draws customers from across the United States, anywhere in the United States; provided, however, that such restrictions shall not preclude Jasper from owning up to 1% of the totally outstanding stock of a publicly traded entity. To be clear, and notwithstanding anything herein to the contrary, Jasper may serve as a Director on the Board of any profit or non-profit entity, with or without compensation, whether a competitor of TCF or not.
12.Mutual Non-Disparagement. Except in the context of a proceeding with the EEOC, NLRB, or other comparable state or local government agency; in compelled sworn testimony; or as otherwise may be required by law, Jasper agrees that he will not disparage or defame TCF, any of TCF’s current or former employees, directors, officers, agents, or contractors, or TCF’s management or services. Similarly, TCF agrees it will not disparage or defame Jasper.

13.Cooperation. Jasper agrees to cooperate with TCF with respect to any claims or lawsuits brought or threatened to be brought against the Released Parties, which relate to or involve Jasper’s involvement with TCF or any transactions, decisions, or actions of TCF in which Jasper was involved while a Company employee (the “Covered Subjects”). As part of Jasper’s agreement to cooperate, Jasper agrees to be available upon reasonable notice at mutually-agreeable times to discuss with TCF and its counsel issues related to litigation or potential litigation exposure with respect to the Covered Subjects. TCF will reimburse Jasper for any reasonable expenses (actual travel, lodging, food, and $150 per hour of time involved) which Jasper may reasonably incur with respect to such litigation or potential litigation. Jasper also agrees to appear without subpoena for deposition or testimony at the request of TCF in connection with claims or lawsuits relating to Covered Subjects.
14.Return of Information and Property. Jasper affirms that all originals and all copies of TCF’s records, correspondence and documents, and all other property and assets of TCF, created or obtained by Jasper as a result of or in the course of or in connection with his employment with TCF which are in his possession or control, whether confidential or not, will be returned to TCF before the Separation Date.
15.Passwords and Password-Protected Documents. Jasper agrees that, prior to the Separation Date, he will deliver to TCF all passwords in use by Jasper at the time of his termination, a list of any documents that Jasper has created or of which Jasper is otherwise aware are password-protected, and the password(s) necessary to access such password-protected documents.
16.Non-Assignability. Jasper understands and agrees that this Agreement is personal to him. The duties, rights, and obligations set forth herein may not be delegated or assigned by Jasper to any other person without prior written consent of TCF. TCF’s rights and obligations hereunder may be assigned to any successor following a sale of TCF or of TCF’s assets, or any other transaction involving a change in control.
17.Governing Law; Severability. This Agreement shall be governed by the laws of the State of Minnesota without regard to the choice of law provisions of any jurisdiction. If any part of this Agreement is construed to be invalid and/or unenforceable, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
18.Choice of Venue. Any action between Jasper and TCF relating to Jasper’s employment or termination of employment with TCF, including, without limitation, actions relating to or arising under this Agreement shall be filed and adjudicated exclusively in the state and federal courts of the State of Minnesota, and Jasper and TCF hereby consent to the jurisdiction of such courts for any such action and further waive any objection to the convenience of the forum or venue.
19.Successor; Binding Agreement.
a.In addition to any obligations imposed by law upon any successor to TCF, TCF will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of TCF to expressly assume and agree to perform this Agreement in the same manner and to the same extent that TCF would be required to perform it if no such succession had taken place.
b.This Agreement shall inure to the benefit of and be enforceable by Jasper’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Jasper shall die while any amount would still be payable to Jasper hereunder (other than amounts which, by their terms, terminate upon the death of Jasper) if Jasper had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Jasper’s estate.

20.Entire Agreement. This Agreement and the documents referenced herein contain the entire agreement between Jasper and TCF with respect to Jasper’s employment and separation from employment and there are no promises or understandings outside of this Agreement and the documents referenced herein with respect to Jasper’s employment or separation from employment with TCF. Any modification of or addition to this Agreement must be in a writing signed by Jasper and an appropriate representative of TCF.
21.Waiver. The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
22.Section 409A Compliance and 280G Payments.
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and TCF of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall TCF be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.
Anything to the contrary notwithstanding, the amount of any payment, distribution or benefit made or provided by the Company to or for the benefit of Jasper in connection with a change in control of the Company (such foregoing payments or benefits referred to collectively as the “Change in Control Payments”), shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of the Change in Control Payments from being treated as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, but only if and to the extent such reduction will also result in, after taking into account all applicable state and federal taxes (computed at the highest marginal rate) including Jasper’s share of F.I.C.A. and Medicare taxes and any taxes payable pursuant to Section 4999 of the Code, a greater after-tax benefit to Jasper than the after-tax benefit to Jasper of the Change in Control Payments computed without regard to any such-reduction. For purposes of the foregoing, (i) no portion of the Change in Control Payments shall be taken into account which in the opinion of tax counsel selected by the Company and acceptable to Jasper does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code; (ii) any reduction in payments shall be computed by taking into account that portion of Change in Control Payments which constitute reasonable compensation within the meaning of Section 280G(b)(4) of the Code in the opinion of such tax counsel; (iii) the value of any non-cash benefit or of any deferred cash payment included in the Change in Control Payments shall be determined by. the Company in accordance with the principles of Section 280G(d)(3)(iv) of the Code; and (iv) in the event of any uncertainty as to whether a reduction in Change in Control Payments to Jasper is required pursuant to this paragraph, the Company shall initially make the payment to Jasper and Jasper shall be required to refund to the Company any amounts ultimately determined not to have been payable under the terms of this Section.
23.Counterparts and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and the counterparts together shall constitute one and the same agreement. A copied, scanned, or faxed signature shall be treated the same as an original.

24.Jasper Representation. JASPER AFFIRMS THAT HE HAS READ THIS AGREEMENT. JASPER ACKNOWLEDGES THAT HE WAS PROVIDED WITH A REASONABLE AND SUFFICIENT PERIOD OF TIME TO CONSIDER WHETHER OR NOT TO ACCEPT THIS AGREEMENT PRIOR TO SIGNING IT. JASPER AGREES THAT THE PROVISIONS OF THIS AGREEMENT ARE UNDERSTANDABLE TO HIM, THAT HE HAS ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY, AND THAT HE HEREBY WAS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Dated: February 26, 2019	/s/ Thomas F. Jasper
Thomas Jasper

Dated: February 27, 2019	TCF National Bank

By /s/ Patricia L. Jones
Its Chief Administrative Officer